Exhibit 10.5

President & Chief Executive Officer

December 6, 2004

Lloyd R. Sorenson
1904 Chalk Rock Cove
Austin, Texas 78735

Re: Severance Agreement

Dear Skip:

In order to secure your services in the position of Executive Vice President and Chief Financial Officer of Vought Aircraft Industries, Inc. (the “Company”) and in consideration or your accepting such position, the Company and you hereby agree as follows:

1. Eligibility for Benefits Under this Agreement

In the event that your employment with the Company is terminated, on or before December 31, 2005, as the result of a Qualifying Termination, you shall receive the amounts and benefits set forth in Section 2. For purposes of this Agreement, a Qualifying Termination means the earlier to occur of the following:

(1)	Your employment is terminated by the Company without “Cause” (as defined below), or

(2)	You voluntarily terminate your employment for “Good Reason” (as defined below).

If your will employment should terminate for any reason other than a Qualifying Termination, you will not be eligible for any payments or benefits under this Agreement, provided, however, that you shall be entitled to the payments and benefits set forth in Section 3.

For the purposes of this Agreement:

Cause means (i) you are convicted of a felony involving of fraud, embezzlement, theft or other act involving moral turpitude or (ii) you willfully engaged in misconduct resulting in substantial economic harm to the Company; provided, however, no act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith or without reasonable belief that the act or omission was in the best interest of the Company; provided further, that no termination of your employment by the Company shall be deemed to be for Cause for the purposes of this agreement, until you have been provided with written notice of the basis for the Company’s determination that such Cause exists, and until you have been given an opportunity to be heard before a majority of the Board of Directors regarding such determination.

Good Reason means any of the following acts that occur, without your express prior written consent: (i) a material adverse alteration or diminution of your position, duties, responsibilities, reporting relationships, authority or status from those in effect, or otherwise accorded to you; (ii) a reduction in your Compensation as in effect upon the commencement of your employment or as such Compensation may have been increased thereafter; (iii) the failure of the Company to obtain an agreement from any successor to expressly assume and agree (by an instrument in writing) to perform the obligations under this Agreement or (iv) a material breach of the Company of its obligations to you under the Employment Letter or the Option Agreement.

Compensation means the sum of (i) your annual Base Salary, (ii) your targeted award under the Company’s Vought Rewards Program and (iii) your Target Bonus under the Executive Officer Incentive Program. Base Salary and Target Bonus shall have the same meaning as in the Employment Letter.

Employment Letter means the letter agreement, dated December 6, 2004, setting forth the terms and conditions on which the Company agreed to employ you.

Option Agreement means the Incentive Stock Option Agreement, dated January 4, 2004 pursuant to which the Company granted you an option to purchase 70,000 shares of the Company’s common stock.

2. Benefits Payable Under This Agreement in the Event of a Qualifying Termination

In the event of a Qualifying Termination, as defined above, you will be entitled to receive the following:

(i)	The then outstanding lump sum retention incentive payment in the amount of $250,000, as described in paragraph 12b of the Employment Letter;

(ii)	If then unpaid, the annual bonus reimbursement payment of $128,000, as described in paragraph 12c of the Employment Letter

(iii)	An amount equal to two (2) times your annual Base Salary at your highest rate in effect prior to termination;

(iv)	An amount equal to two (2) times your Target Bonus under the Executive Officer Incentive Program, as set forth in paragraph of the Employment Letter;

(v)	An amount equal to your unpaid Target Bonus for 2005 and one-half (1/2) times your unpaid targeted annual award under the Vought Rewards Program; in each case multiplied by a fraction, the numerator of which is the number of days completed in calendar year 2005 through the date of termination, and the denominator of which is 365;

(iv)	An amount equal to the actuarial present value equivalent of the aggregate benefits accrued by you as of the date of your termination of employment, under the Company’s qualified defined benefit pension plan or plans in which you participate (the “qualified plan”), and under any and all of the Company’s non-qualified supplemental retirement plans in which the you participate (less any benefits paid to you under such plans). For this purpose, such benefits shall be calculated as if your employment continued for two (2) full years following the date of termination of your employment (i.e., you receive two (2) additional years of vesting and benefit accruals, and your age is also increased two (2) years from your age as of the date of such termination); and, for this purpose, your benefits under the non-qualified supplemental retirement plan shall be deemed fully vested and shall include the imputation of 10 years of service in accordance with Section 12d of the Employment Letter, provided, however, that for purposes of determining “Final Average Pay” (or other successor definition of earnings or compensation for purposes of such plans), your actual pay history as of the date of such termination shall be used; and, in addition, there shall be offset from the lump sum payment the actuarial present value equivalent of benefits payable (calculated assuming that you retired and went into pay status under the terms of the qualified plan in which you participate on or as soon as possible after your date of termination) to you from the qualified plans and any supplemental retirement plans as actually accrued by you through the date of termination of your employment under the qualified plan and such supplemental retirement plans (or such other date as determined under the terms of the qualified plan). The intent of this provision is that the qualified plan and the supplemental retirement plan benefits will be paid in the normal course under the terms of the qualified plan and the supplemental retirement plans, with additional benefits payable as a result of the imputation of age and service under this provision paid by the Company. For purposes of this paragraph 2(iv), you shall be deemed to participate in, and to accrue benefits under, such supplemental retirement plans as of the date that your employment commenced under the Employment Letter. In no event shall the payment due hereunder be subject to offset by any qualified plan benefit if, because of the vesting rules applicable to any qualified plan in which may be eligible to participate, you are not entitled to any benefit thereunder.

(vii)	Immediate vesting of the Option for 25,000 shares of the Company’s common stock, not yet vested, as set forth in Article III, paragraph 1(a)(ii) of the Option Agreement.

(viii)	Any accrued, unused vacation through termination date, and any Base Salary owed for services rendered through your termination date.

(ix)	Payment for continuation of medical and dental coverage for two (2) years following termination. Benefits will be continued at your same cost/coverage level, except if such cost or coverage levels are changed for other covered senior executives of the Company.

(x)	Reimbursement for the cost of outplacement services incurred by you within two (2) years of termination, not to exceed 15% of annual Base Salary.

Payments made to you under this Agreement shall be reduced to the extent of any amounts actually paid to you under any other plan, program or practice of the Company providing pay-in-lieu of notice, severance or any similar benefit.

Notwithstanding anything contained in this agreement to the contrary, to the extent that any payments under this agreement is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the payments under this agreement shall be reduced (but not below zero) if and to the extent that a reduction in the payment would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and Excise Tax), than if you received the entire amount of such payment. The determination of whether the payment shall be reduced as provided in this Section and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and you. Such Determination shall be binding, final and conclusive upon the Company and you. The provisions of this paragraph shall not apply to reduce the payments under this agreement if the payments that would otherwise be nondeductible under Section 280G of the Code are disclosed to and approved by the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulation 1.280G-1. The Company shall use its best efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the payments and to obtain such approval of the Company’s stockholders.

The amounts due to you under this Section 2 (except for clause 2 (vii), (ix) and (x)) shall be paid to you within ten (10) days of your execution and delivery of, and the expiration of any statutorily required waiting time with respect to, the Release described in the next paragraph.

In order to receive benefits pursuant to Section 2 of this Agreement, at the time of your termination you will be required to execute a General Release of Claims, in a form attached hereto as Exhibit A. In addition, the Company simultaneously will deliver to you a release of any and all claims that it may have against you in the form attached hereto as Exhibit A.

3. Amounts Payable in the Event of a Termination Which is not a Qualifying Termination

If your employment is terminated for any reason, other than a Qualifying Termination, on or before December 31, 2005, you shall be entitled to receive, through the date of termination, any accrued, unused vacation, any unpaid Base Salary, any fringe benefits provided in the Employment Letter accrued through the date of termination, any unreimbursed business expenses, any benefits to which you may be otherwise entitled under the terms of the qualified plan and, any supplemental retirement plans or other employee benefit plans or programs in which you participate. In addition, if your employment is terminated due to your death or disability, you shall be entitled to (x) the annual bonus reimbursement payment, as described in paragraph 12c of the Employment Letter, if it is then unpaid and (y) the then outstanding $250,000 retention payment, as described in paragraph 12b of the Employment Letter.

You hereby acknowledge and agree that nothing contained in this Agreement shall confer upon you a right for you to be continued in the employ of the Company for any specified period of time.

Except as expressly set forth herein, nothing contained in this Agreement shall be deemed to be a waiver of any other rights and benefits that you may have under your Employment Letter, the Option Agreement or any other program or plan maintained by the Company for its employees and officers.

I look forward to your contribution to Vought’s success. If you are in agreement with the above terms, please indicate by your signature below.

Sincerely,

/s/ Tom Risley
Tom Risley

I HEREBY AGREE TO THE ABOVE TERMS:

/s/ Lloyd R. Sorenson Lloyd R. Sorenson	Dated: 12/10/04

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

1.	PARTIES

The parties to this Release of Claims Agreement (“Release”) are (i) Lloyd R. Sorenson (“Employee”) and (ii) Vought Aircraft Industries, Inc. (“Vought” or the “Company”), its subsidiaries, affiliated and related companies, past, present and future, and each of them, as well as its and their employees, officers, directors, agents, benefit plans and fiduciaries of such benefit plans (collectively referred to hereafter as “Company Releasees”).

2.	RECITALS

2.1	Employee and the Company have entered into a Severance Agreement dated December 6, 2004 (the “Severance Agreement”), pursuant to which Employee may receive severance benefits from Vought.

2.2	As a condition to Employee’s eligibility for severance benefits under the Severance Agreement, he is required to sign this Release.

3.	COMPLETE RELEASE BY EMPLOYEE

In consideration of Vought’s promise to provide severance benefits as set forth in the Severance Agreement, Employee does hereby agree to release, absolve, and discharge Company Releasees, past and present, and each of them, from all claims, causes of action, demands, damages or costs he may have against Company Releasees on behalf of himself or others, that arise out Employee’s employment with Company or the termination thereof.

3.1	This waiver and release includes, but is not limited to, any rights, claims, causes of actions, demands, damages or costs arising out of the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin; the Americans with Disabilities Act, which prohibits discrimination in employment based on disabilities; or any other federal, state or local laws or regulations prohibiting employment discrimination or retaliation whether such claim be based on an action filed by Employee or by any governmental agency.

Exhibit A-Release of Claims Agreement

	3.2	This waiver and release also includes, but is not limited to, any rights, claims, causes of actions, demands, damages or costs arising under or in relation to the Company’s employee handbooks and personnel policies, employee benefit plans or programs of any and all kinds, or any oral or written representations or statements made by officers, directors, lawyers, employees or agents of the Company, or under any state or federal law regulating wages, hours, compensation, benefits or employment, or any claim for retaliation, wrongful discharge, breach of contract, breach of the implied convent of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

	3.3	This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under the Federal False Claims Act.

	3.4	Notwithstanding anything to the contrary herein, this Release does not waive or release: (i) any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after he signs this Release, (ii) any rights or claims may he have for any breach of this Release, (iii) any rights that Employee may have under the Severance Agreement, (iv) any other rights that Employee may have to benefits or entitlements under any employee benefit plan or program maintained by the Company in which Employee participates, (v) Employee’s right to indemnification in accordance with applicable law, the Company’s certificate of incorporation or by-laws, any applicable insurance policy or as set forth in any employment agreement covering Employee with respect to his service as an officer or employee of the Company or any affiliate or (vi) any right that arises after the date of this Agreement.

3	4.	COVENANT NOT TO SUE

Employee and Company each agree and promise respectfully, that they will not file any claims, suit or action against the other based upon matters released in this Release. Employee and Company represent and warrant that each has not filed any such claim, suit or action relating to the matters released herein as of the date of the execution of this Release.

If Employee violates this Release by filing such a claim, suit or action based on claims that he has released, Employee agrees (1) to immediately return all consideration provided him pursuant to the Severance Agreement, and (2) to pay all costs incurred by Company Releasees, including reasonable attorney’s fees, in defending against Employee’s claim(s).

Exhibit A-Release of Claims Agreement

4	5.	COMPANY RELEASE

The Company, on behalf of itself and the Company Releasees, does hereby agree to release, absolve, and discharge Employee, his dependents, heirs, administrators, agents, executors, successors and assigns from any and all claims, causes of action, demands, damages or costs of any or description whatsoever, known to the Company, that the Company now has against the Employee as of the date hereof arising out or related to Employee’s employment with the Company or the termination of such employment. Notwithstanding anything to the contrary herein, this Release does not waive or release any right or claim that arises, or of which it becomes aware, after the date of the Release.

6.	PERIOD FOR REVIEW AND CONSIDERATION OF RELEASE; ADVICE OF COUNSEL

Employee agrees and understands that he has been given a period of forty-five (45) calendar days from his receipt of this Release to review and consider this Release before signing it. Employee further understands that he may use as much of this review period as he wishes prior to signing; he can sign this Release at any time prior to the expiration of the forty-five (45) calendar day period. Employee is advised and encouraged to consult with his own legal counsel prior to signing this Release.

7.	RIGHT TO REVOKE RELEASE

Employee may revoke this Release within seven (7) calendar days of signing it. Revocation may be made by delivering a written notice of revocation to: Vought Aircraft Industries, Inc., P.O. Box 655907, Dallas, Texas 75265-5907, Attention: General Counsel. For this revocation to be effective, written notice must be received by the above addressee no later than 5:00 PM CDT on the seventh calendar day after Employee signs this Release. If Employee revokes this Release, it shall not be effective or enforceable, and Employee will not receive the benefits described in the Severance Agreement.

8.	NON-ADMISSION OF LIABILITY

Nothing contained herein shall be construed as an admission by Employee or Company Releasees of liability of any kind.

9.	SEVERABILITY

The provisions of this Release are severable, and if any part of it found to be illegal or invalid and thereby unenforceable, the validity of the remaining parts, terms or provisions

Exhibit A-Release of Claims Agreement

shall not be affected and shall remain fully enforceable. The unenforceable part, term or provision shall be deemed not to be a part of this Release.

10.	GOVERNING LAW

This Release shall be interpreted and enforced in accordance with the law of the State of Texas without regard to rules regarding conflicts of law.

EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND TO CAREFULLY CONSIDER ALL OF THE PROVISIONS OF THIS RELEASE BEFORE SIGNING IT. EMPLOYEE FURTHER AGREES HE HAS READ THIS RELEASE, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY, IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

BY:

Dated		Employee

BY:

Dated		Vought Aircraft Industries, Inc.

Exhibit A-Release of Claims Agreement